As filed with the Securities and Exchange Commission
                             on March 5, 1998

                          Registration No. 33-60656


                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                         POST-EFFECTIVE AMENDMENT
                                   NO. 6
                                    TO
                                 FORM S-8

                          REGISTRATION STATEMENT
                                   Under
                        The Securities Act of 1933

                          OPTEK TECHNOLOGY, INC.
                (Exact name of issuer as specified in its charter)


     Delaware                            75-1962405
(State of incorporation)                  (I.R.S. Employer
                                          Identification No.)


                           1215 West Crosby Road
                     Carrollton, Texas 75006
     (Address, including zip code, of principal executive offices)


                   Long-Term Stock Investment Plan
                         (Full title of the plan)


                             Thomas R. Filesi
                                 President
                           1215 West Crosby Road
                          Carrollton, Texas 75006
                           (972) 323-2200
                 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                 Copy to:

                          Christopher M. Hewitt
                           Hewitt & Hewitt, P.C.
                            2612 Thomas Avenue
                            Dallas, Texas 75204

Approximate date of commencement of proposed sales to public:
Sales of the securities registered hereunder will occur from time to time after the effective date of this Registration Statement.
PAGE

                             EXPLANATORY NOTE

     The Prospectus filed as a part of this Registration Statement has been prepared in accordance with the requirements of Part I of Form S-3 pursuant to Instruction C to Form S-8 and may be used for reoffers or resales of the Company's Common Stock acquired by the person named therein pursuant to the Company's Long-Term Stock Investment Plan.

PAGE

PROSPECTUS
                              523,659 Shares
                          OPTEK TECHNOLOGY, INC.
                               Common Stock
     This Prospectus relates to 523,659 shares of the Common Stock, par value $0.01 per share (the "Common Stock"), of Optek Technol-ogy, Inc. (the "Company"), which may be offered from time to time by the Selling Stockholders named herein (the "Selling Stock-holders"). It is anticipated that the Selling Stockholders will offer shares for sale at prevailing prices in the Nasdaq National Market on the date of sale. The Company will receive no part of the proceeds of sale made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

     The Common Stock of the Company is included for quotation in the Nasdaq Stock Market (the "Nasdaq National Market'). On February 27, 1998 the closing price for shares of the Company's Common Stock, as reported by the NASDAQ National Market System was $22.875 per share.

     The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
            THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                    THE CONTRARY IS A CRIMINAL OFFENSE.

      No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Selling Stockholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

             The date of this Prospectus is February 27, 1998.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to Optek Technology, Inc., 1215 West Crosby Road, Carrollton, Texas 75006. The Company's telephone number at that location is (972) 323-2200.

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549, and should also be available for inspection and copying at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and through the Commission's Internet address at "htpp://www.sec.gov".

     The Company intends to furnish its stockholders with annual reports containing additional financial statements and a report thereon by independent certified public accountants.



                             TABLE OF CONTENTS

                                                  Page

     The Company ...............................    3

     Selling Stockholders ......................    3

     Indemnification of Directors and Officers..    5

     Information Incorporated by Reference .....    6





PAGE

                                THE COMPANY

     Optek Technology, Inc. (the "Company") markets, designs and manufactures sensor products based on either of two technologies: optoelectronics or magnetic field sensing. These products react to changes in infrared light or magnetic fields which indicate physical events such as position, speed or rotation and convert this information into an electrical signal which can then be communicated to control devices such as microprocessors capable of processing and responding to that signal. Because optoelectronic and magnetic sensors operate without physical contact, they are capable of more accurate and reliable measurement and can be used with more sensitive and delicate equipment than standard mechanical or electromechanical devices. These characteristics, combined with increased speed, durability and compactness, have stimulated the substitution of optoelectronic and magnetic sensors for mechanical and electromechanical processors in certain applications.

     The Company was incorporated in Texas in October 1979 as "Crown Semiconductor, Inc." and reincorporated in Delaware in August 1984, changing its name to "Optek Technology, Inc." Its executive offices are located at 1215 West Crosby Road, Carrollton, Texas 75006, a city immediately north of Dallas. The Company's telephone number is (972) 323-2200.


                           SELLING STOCKHOLDERS

     The following table shows the name and position with the Company during the past three years of each of the Selling Stock-holders, the number of shares of the Company's Common Stock beneficially owned by him as of February 12, 1998 and the number of shares offered by this Prospectus:

                               Beneficial                Beneficial
                 Position      Ownership                 Ownership
Selling          With          Prior to     Shares       After
Stockholder      the Company   Offering     Offered
Offering(1)
Thomas R.         Director,     375,499     338,499      37,000
Filesi            President
                  and Chief
                  Executive
                  Officer

Richard G.        Senior         49,755      49,755         -

Dahlberg          Vice
                  President,
                  Engineering

Thomas S.         Senior      102,333        92,333      10,000

Garrett           Vice
                  President,
                  Operations
PAGE

                               Beneficial                Beneficial
                 Position      Ownership                 Ownership
Selling          With          Prior to     Shares       After
Stockholder      the Company   Offering     Offered
Offering(1)

Robert J.         Vice          29,998       27,998       2,000
Kosobucki         President,
                  Worldwide
                  Sales and
                  Marketing

William J.        Vice           13,784      13,324         450
Collinsworth      President,
                  Finance;
                  Chief Finan-
                  cial Officer;
                  Treasurer and
                  Assistant
                  Secretary

Wayne             Director      19,250        1,750      17,500
Stevenson

(1)   Assumes that all shares offered hereby are sold.

     As of February 12, 1998, the Company had approximately
4,466,025 shares of Common Stock outstanding.

     The Company has been advised by the Selling Stockholders that they intend to sell all or a portion of the shares offered hereby from time to time that sales will be made at prices prevailing at the times of such sales. The Selling Stockholders may also make private sales directly or through a broker or brokers. In connection with any sales, the Selling Stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act.

     The Company has informed the Selling Stockholders that the anti-manipulative Rules contained in Regulation M promulgated under the Securities Exchange Act of 1934 may apply to his sales in the market and has furnished the Selling Stockholders with copies of these Rules and has informed him of the possible need for delivery of copies of this Prospectus.

     In addition, the Company has informed the Selling Stockholders that the Selling Stockholders, and any other persons acting in concert with the Selling Stockholders for the purpose of selling securities of the Company, may reoffer or resale pursuant to this Prospectus during any three month period up to, but no more than, the greater of: (i) one percent of the shares of Common Stock outstanding as shown by the most recent report or statement published by the Company; or (ii) the average weekly reported volume of trading in the Common Stock reported through the NASDAQ National Market during the four calendar weeks preceding the date of sale.

     There can be no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock offered by him hereunder.


                 INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law empowers the Company to indemnify its current and former Directors, officers and certain other persons against certain expenses incurred by them in connection with any suit to which they were, are or are threatened to be made parties by reason of their serving in such positions, so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the Company, however, the power to indemnify does not extend to judgments or settlement amounts and, unless the court determines that indemnification is appropriate, indemnification is not available for the benefit of such persons who are adjudged to be liable to the Company. The statute also empowers the Company to purchase and maintain insurance for such persons with respect to liability arising out of or in connection with their capacity or status with the Company.

     The statute further specifically provides that the indem-nification authorized thereby shall not be deemed exclusive of any other rights to which any such officer or Director may be entitled under any bylaws, agreements, vote of stockholders or disinterested Directors or otherwise. Article IX of the Company's Bylaws provides for the indemnification of Directors, officers and certain other persons within the limitations of Section 145.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PAGE

                   INFORMATION INCORPORATED BY REFERENCE

     There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed with the Securities and Exchange Commission:

     The Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1997 as filed with the Securities and Exchange
Commission on January 29, 1998.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the end of the fiscal year covered by such Annual Report and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

     The description of the Common Stock contained in the Company's Registration Statement filed under the Securities Exchange Act of 1934 (the "Exchange Act") registering shares of the Common Stock under Section 12 of the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

PAGE

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Optek Technology, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the under-signed, thereunto duly authorized, in the City of Carrollton, State of Texas, on this 3rd day of March, 1998.

                              OPTEK TECHNOLOGY, INC.




                              By  /s/ Thomas R. Filesi
                                 Thomas R. Filesi, President
                                 and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                Title                    Date


/s/ Thomas R. Filesi     Director and President     }
Thomas R. Filesi         (Chief Executive Officer)  }
                                                    }
                                                    }
/s/ William J. Collinsworth    Vice President, Finance   }
William J. Collinsworth  (Principal Financial       }
                         and Accounting Officer)    }
                                                    }
                                                    }
/s/ Grant A. Dove*       Chairman of the Board      }
Grant A. Dove            and Director               }
                                                    }
                                                    } March 3,
/s/ Rodes Ennis*         Director                   } 1998
Rodes Ennis                                         }
                                                    }
                                                    }
/s/ Michael E. Cahr*     Director                   }
Michael E. Cahr                                     }
                                                    }
                                                    }
/s/William H. Daughtrey* Director                   }
William H. Daughtrey, Jr.                           }
                                                    }
                                                    }
                          Director                  }
Wayne Stevenson                                     }


     * By /s/ Thomas R. Filesi
          Thomas R. Filesi,
          Attorney-in-Fact